Exhibit 99.1

News Release

Ashland completes acquisition of personal care business of Schülke & Mayr GmbH, a portfolio company of EQT

WILMINGTON, Del., April 30, 2021 – Ashland Global Holdings Inc. (NYSE: ASH) today announced that it has completed the acquisition of the personal care business from Schülke & Mayr GmbH, a portfolio company of the global investment organization EQT.

Under the terms of the agreement, Ashland agreed to a purchase price of €262.5 million in an all-cash transaction funded with bank financing and available cash, subject to customary purchase price adjustments. Ashland expects the acquisition to become immediately accretive to Ashland's earnings per share.

The completion of the acquisition strengthens Ashland’s consumer business portfolio and enhances the company’s specialty additives position while expanding the company’s biotechnology and microbiology technical competencies. The move also advances Ashland’s environmental, social and governance (ESG) agenda by further aligning the company’s personal care and household portfolio with the ‘clean beauty’ trend and new generation of consumers seeking products with milder ingredients.

“I am excited to welcome the Schülke and Mayr personal care employees to Ashland. They will help broaden our specialty additives solutions and expand our biotechnology and microbiology technical capabilities,” said Guillermo Novo, chairman and chief executive officer, Ashland. “We will continue driving our strategy and focusing on bolt-on acquisitions that create new sustainable solutions in broader fields of application to deliver value to our customers.”

“Completing this acquisition supports our strategy to strengthen the profitable growth of our personal care and household business unit,” said Xiaolan Wang, senior vice president and general manager, personal care and household, Ashland. “It is my pleasure to welcome our new solvers to Ashland who will further help our customers’ brands differentiate and grow in a constantly changing market space.”

Citi is acting as financial advisor to Ashland, and Squire Patton Boggs LLP is acting as legal advisor.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier specialty materials company with a conscious and proactive mindset for sustainability. The company serves customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceutical. Approximately 4,200 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit www.ashland.com and www.ashland.com/sustainability to learn more.

About Schülke & Mayr GmbH

The company is a leader in the field of infection prevention and hygiene solutions for more than 130 years. Schülke & Mayr GmbH develops, produces and distributes antiseptics for wound care, disinfectants and medical and cosmetic skin care products and preservatives. The company offers its customers innovative products, solutions and services in the professional healthcare business, over the counter (OTC) and hygiene solutions for the pharma sector. schülke’s mission is to protect lives worldwide and thereby actively contributes to patient safety. Today schülke is represented by 20 subsidiaries and sells its products in more than 100 countries. The company is headquartered in Germany, employs more than 1,300 people worldwide and operates production sites in Germany (schülke), France (Bioxal) and Brazil (Vic Pharma).

About EQT

EQT is a purpose-driven global investment organization with more than EUR 75 billion in raised capital and currently more than EUR 46 billion in assets under management across 16 active funds. EQT funds have portfolio companies in Europe, Asia-Pacific and North America with total sales of more than EUR 27 billion and approximately 159,000 employees. EQT works with portfolio companies to achieve sustainable growth, operational excellence and market leadership. Visit www.eqtgroup.com for more information.

C-ASH

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as "anticipates," "believes," "expects," "estimates," "is likely," "predicts," "projects," "forecasts," "objectives," "may," "will," "should," "plans" and "intends" and the negative of these words or other comparable terminology. These forward-looking statements include, but are not limited to, statements relating to our expectation that the acquisition will become immediately accretive to earnings per share. In addition, Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland's expectations and assumptions, as of the date such statements are made, regarding Ashland's future operating performance and financial condition, the strategic and competitive advantages of the expected acquisition, as well as the economy and other future events or circumstances. Ashland's expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: Ashland's substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland's future cash flows, results of operations, financial condition and its ability to repay debt); the impact of acquisitions and/or divestitures Ashland has made or may make, including the acquisition of  Schülke & Mayr’s personal care business (including the possibility that Ashland may not realize the anticipated benefits from such transactions); and severe weather (including the recent U.S. Gulf Coast storm), natural disasters, public health crises (including the current COVID-19 pandemic) and legal proceedings and claims (including environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in Ashland's most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland's website at http://investor.ashland.com or on the SEC's website at http://www.sec.gov.  Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise. Information on the respective websites of Ashland, EQT and Schülke & Mayr  is not incorporated into or a part of this news release.

(TM) Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:Media Relations:

Seth A. MrozekCarolmarie C. Brown

+1 (302) 594-5010+1 (302) 995-3158

samrozek@ashland.com ccbrown@ashland.com